                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                            Hybrid Networks, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                               44860K 10 2
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44860K 10 2           SCHEDULE 13G              Page  2  of  7  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Strachman Revocable Trust DTD 06/12/78
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*     (a)  /X/
                                                           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
                             (5) Sole Voting Power
 Number of                       916,710
  Shares                     --------------------------------------------------
Beneficially                 (6) Shared Voting Power
 Owned by                        0
   Each                      --------------------------------------------------
 Reporting                   (7) Sole Dispositive Power
  Person                         916,710
   With                      --------------------------------------------------
                             (8) Shared Dispositive Power
                                 0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     916,710
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*  / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     OO
-------------------------------------------------------------------------------

CUSIP No. 44860K 10 2           SCHEDULE 13G              Page  3  of  7  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     Howard L. Strachman
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*     (a)  /X/
                                                           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
                             (5) Sole Voting Power
 Number of                       0
  Shares                     --------------------------------------------------
Beneficially                 (6) Shared Voting Power
 Owned by                        916,710
   Each                      --------------------------------------------------
 Reporting                   (7) Sole Dispositive Power
  Person                         0
   With                      --------------------------------------------------
                             (8) Shared Dispositive Power
                                 916,710
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     916,710
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*  / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------

CUSIP No. 44860K 10 2           SCHEDULE 13G              Page  4  of  7  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     Irene B. Strachman
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*     (a)  /X/
                                                           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
                             (5) Sole Voting Power
 Number of                       0
  Shares                     --------------------------------------------------
Beneficially                 (6) Shared Voting Power
 Owned by                        916,710
   Each                      --------------------------------------------------
 Reporting                   (7) Sole Dispositive Power
  Person                         0
   With                      --------------------------------------------------
                             (8) Shared Dispositive Power
                                 916,710
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     916,710
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*  / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------

ITEM 1  ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:

            (a)  Hybrid Networks, Inc.

            (b)  10161 Bubb Road, Cupertino, CA 95014

-------------------------------------------------------------------------------


ITEM 2  INFORMATION CONCERNING PERSON FILING:

REGARDING STRACHMAN REVOCABLE TRUST DTD 06/12/78:
(a) Strachman Revocable Trust DTD 06/12/78
(b) 21580 Stevens Creek Blvd., #207, Cupertino, CA 95014
(c) U.S.A.
(d) Common Stock
(e) 44860K 10 2

REGARDING HOWARD L. STRACHMAN:
(a) Howard L. Strachman
(b) 21580 Stevens Creek Blvd., #207, Cupertino, CA 95014
(c) U.S.A.
(d) Common Stock
(e) 44860K 10 2

REGARDING IRENE B. STRACHMAN
(a) Irene B. Strachman
(b) 21580 Stevens Creek Blvd., #207, Cupertino, CA 95014
(c) U.S.A.
(d) Common Stock
(e) 44860K 10 2

ITEM 3.  STATUS OF PERSON FILING:

         Not applicable.

ITEM 4.  OWNERSHIP

REGARDING STRACHMAN REVOCABLE TRUST DTD 06/12/78:
(a) 916,710
(b) 8.9%
(c) (i)   Sole power to vote or to direct vote: 916,710 shares
    (ii)  Shared power to vote or to direct vote: 0 shares
    (iii) Sole power to dispose or to direct the disposition: 916,710 shares
    (iv)  Shared power to dispose or to direct the disposition: 0 shares

REGARDING HOWARD L. STRACHMAN:
(a) 916,710
(b) 8.9%
(c) (i)   Sole power to vote or to direct vote: 0 shares
    (ii)  Shared power to vote or to direct vote: 916,710 shares
    (iii) Sole power to dispose or to direct the disposition: 0 shares
    (iv)  Shared power to dispose or to direct the disposition: 916,710 shares

                                                          Page  5  of  7  Pages

REGARDING IRENE B. STRACHMAN
(a) 916,710
(b) 8.9%
(c) (i)   Sole power to vote or to direct vote: 0 shares
    (ii)  Shared power to vote or to direct vote: 916,710 shares
    (iii) Sole power to dispose or to direct the disposition: 0 shares
    (iv)  Shared power to dispose or to direct the disposition: 916,710 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Howard L. Strachman and Irene B. Strachman, husband and wife, jointly hold as trustees of the Strachman Revocable Trust DTD 06/12/78, 916,710 shares.

ITEM 7.  INDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable.

ITEM 10. CERTIFICATION:

         Not applicable.

                                                          Page  6  of  7  Pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 4, 1998
                                       ----------------------------------------
                                       Date

                                       /s/ Howard L. Strachman
                                       ----------------------------------------
                                       Signature

                                       Howard L. Strachman, Co-Trustee of the
                                       Strachman Revocable Trust DTD 06/12/78
                                       ----------------------------------------
                                       Name/Title


                                       /s/ Irene B. Strachman
                                       ----------------------------------------
                                       Signature

                                       Irene B. Strachman, Co-Trustee of the
                                       Strachman Revocable Trust DTD 06/12/78
                                       ----------------------------------------
                                       Name/Title












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